UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 15, 2008

TULLY’S COFFEE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Washington	001-33646	91-1557436
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3100 Airport Way South, Seattle, Washington 98134

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (206) 233-2070

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 15, 2008, Tully’s Coffee Corporation, (“Tully’s”), its wholly-owned subsidiary Tully’s Bellaccino, LLC, and Green Mountain Coffee Roasters, Inc., a Delaware corporation (“GMCR”), entered into an Asset Purchase Agreement (the “Agreement”). Under the Agreement, GMCR will purchase the assets associated with Tully’s wholesale business and supply chain, including rights to use the Tully’s brand worldwide (excluding Japan) and other Tully’s trade names, trademarks and service marks, for a total consideration of $40.3 million in cash, subject to adjustment based on the value of the wholesale assets as of the closing date. Of the cash proceeds payable to Tully’s, $3.5 million will be placed in escrow for one year to satisfy Tully’s post-closing indemnification obligations to GMCR under the Agreement.

The Agreement contemplates that, at the closing, GMCR will grant Tully’s a license to use the “Tully’s” brand and other trade names, trademarks and service marks in connection with certain (i) retail operations worldwide (excluding Japan) and (ii) wholesale operations outside of North America, and that the parties will enter into an exclusive coffee supply arrangement. Tully’s current shareholders will continue to own, and Tully’s current management will continue to operate, the company’s domestic retail business (company owned, franchised and licensed retail store locations) and international retail and wholesale businesses.

Tully’s and GMCR have made customary representations, warranties and covenants in the Agreement. Pursuant to the terms of the Agreement, except in certain limited circumstances Tully’s may not solicit or enter into discussions regarding, or provide information in connection with, alternative transactions. The Agreement specifies certain termination rights of the parties, and, under some circumstances, in the event of termination of the Agreement, Tully’s may be required to pay GMCR a termination fee of $1.6 million. In addition, if Tully’s terminates the Agreement because GMCR is unable to obtain funding under its existing credit facility to complete the asset purchase, then GMCR will be obligated to reimburse Tully’s for up to $1.6 million in Tully’s out-of-pocket costs and expenses.

Closing of the proposed asset sale is subject to certain conditions, including approval by Tully’s shareholders.

The Agreement was unanimously approved by Tully’s board of directors. In addition, Tom T. O’Keefe, our chairman of the board and founder, who beneficially owns approximately 20.2% of our outstanding common stock, entered into a voting agreement with GMCR pursuant to which Mr. O’Keefe agreed to vote his shares in favor of the transaction at the shareholders’ meeting at which our shareholders will be asked to approve the Agreement and the transactions contemplated therein.

The transaction is expected to close before the end of the calendar year. Tully’s expects to file a preliminary proxy statement with regard to the Agreement in the next 30 days, which will include, among other things, information regarding the background of the board’s decision to enter into the Agreement.

The foregoing description of the Agreement and related transactions is not complete and is qualified in its entirety by reference to the Agreement, filed hereto as Exhibit 2.1 and incorporated by reference into this Item 1.01. The Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about Tully’s or GMCR. In particular, the statements included in Tully’s representations and warranties contained in the Agreement are qualified by information in the disclosure schedule provided by Tully’s to GMCR in connection with the signing of the Agreement. This disclosure schedule contains information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the Agreement. Moreover, certain representations and warranties in the Agreement were used for the purpose of allocating risk between the Tully’s and GMCR rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Agreement as characterizations of the actual state of facts about Tully’s or GMCR.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On September 15, 2008, Tully’s entered into the Agreement with GMCR pursuant to which, subject to certain terms and conditions, including approval by our shareholders, Tully’s will sell the assets associated with its wholesale business to GMCR. As consideration for this sale, GMCR will assume only certain of our liabilities and will pay us $40.3 million. See Item 1.01 of this Current Report on Form 8-K.

Tully’s believes it will incur contractual costs associated with the sale of the assets of its wholesale business subject to the Agreement with GMCR. At this time, however, these costs are subject to, and potentially contingent upon, the various conditions of, and successful completion of the closing process. If the Agreement and the transactions contemplated therein are not approved by Tully’s shareholders, or are approved but the asset sale is not successfully completed, then certain of these potential costs may not be incurred. Thus, we are currently unable to provide a reasonable estimate of these costs.

Item 8.01.	Other Items.

On September 15, 2008, Tully’s issued a press release in connection with its execution of the Agreement and also posted a list of “Frequently Asked Questions” to its website, www.tullys.com. A copy of the press release and of the “FAQs” is attached hereto as Exhibit 99.1 and 99.2, respectively.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1	Asset Purchase Agreement, dated September 15, 2008, by and among Tully’s Coffee Corporation, Tully’s Bellaccino, LLC, and Green Mountain Coffee Roasters, Inc.

10.1	Form of Voting Agreement, dated September 15, 2008, between Green Mountain Coffee Roasters, Inc., and Principal Shareholder

99.1	Press Release, dated September 15, 2008

99.2	Frequently Asked Questions Concerning the Proposed Transaction with Green Mountain Coffee Roasters

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TULLY’S COFFEE CORPORATION

Date: September 16, 2008	By:	/s/ Andrew M. Wynne
Andrew M. Wynne
Vice-President and Chief Financial Officer